Exhibit 10.22

AMENDMENT TO LIMITED CONTINUING GUARANTY

This Amendment to Limited Continuing Guaranty (this “Amendment”), dated as of September 22, 2006, relates to the Limited Continuing Guaranty dated as of January 5, 2006 (as amended to date, the “Guaranty”), among Millennium Gaming, Inc., Esquire Ltd., Inc. and MGIM, LLC (collectively the “Guarantors”) in favor of the Lenders (as defined in the Credit Agreement (as hereinafter defined)) and Bank of America, N.A. (“Bank of America”), as Administrative Agent (the “Administrative Agent”).

In compliance with the Credit Agreement dated as of January 5, 2006 (as amended, supplemented, modified or restated from time to time, the “Credit Agreement”) among Cannery Casino Resorts, LLC, The Cannery Hotel and Casino, LLC, Nevada Palace, LLC, and Rampart Resort Management, LLC (the “Borrowers”), the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders, OCM AcquisitionCo, LLC (the “Additional Guarantor”) and the Guarantors hereby agree as follows (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement):

1.             Amendment.  The Guaranty is hereby amended to add as a party, and more specifically, as a Guarantor thereunder, the Additional Guarantor.

2.             Additional Guarantor as Guarantor.  As of the date hereof, the Additional Guarantor shall become a Guarantor under the Guaranty, subject to all of the obligations and liabilities of a Guarantor thereunder and agrees to be bound thereby as a Guarantor for all purposes under the Loan Documents; provided, that recourse against the Additional Guarantor shall be limited to its Equity Interests in CCR that are the subject of the Pledge Agreement.

3.             Pledge Undertakings.  By its execution hereof, the Additional Guarantor agrees that by March 22, 2007, it shall have received from the appropriate Gaming Boards all required approvals in connection with the Amendment to Pledge Agreement attached as Exhibit A hereto; provided, however, that such six month period shall be extended by an additional three months so long as by December 22, 2007, the Additional Guarantor has filed with the appropriate Gaming Boards all applications required to effect the foregoing.

4.             Effectiveness.  The Amendment shall become effective on the date hereof upon the execution hereof by the Additional Guarantor and the Administrative Agent and delivery hereof to the Administrative Agent.

5.             Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principles of conflicts of law.

In WITNESS WHEREOF, each of the undersigned has executed and delivered this Amendment to Limited Continuing Guaranty as of the day and year first written above.

OCM ACQUISITIONCO, LLC

By:	/s/ Stephen A. Kaplan
	Name:	Stephen A. Kaplan
	Title:	Manager

By:	/s/ Ronald N. Beck
	Name:	Ronald N. Beck
	Title:	Manager

Notice Address:

Attention: Stephen A. Kaplan
OCM AcquisitionCo, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071

with a copy to:

Attention: Judi Kitano
Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Chris M. Levine
Name:	Chris M. Levine
Title:	Assistant Vice President